NEWS RELEASE

EVEREST RE GROUP, LTD.
Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:  Elizabeth B. Farrell
Vice President, Investor Relations
Everest Global Services, Inc.
908.604.3169

For Immediate Release

Everest Re Group Comments on First Quarter 2011 Catastrophe Loss Events

HAMILTON, Bermuda – March 17, 2011 -- Everest Re Group, Ltd. (NYSE: RE) announced today its preliminary loss estimate for exposures relating to the earthquake that occurred near Christchurch, New Zealand in February. The Company’s initial pre-tax loss estimate, net of reinstatement premiums, is in the range of $140 million to $210 million. On an after-tax basis, the Company estimates this loss to be between $120 million and $180 million.

The Company’s current estimates for this event are based on underwriters’ preliminary analyses and judgments, profiling of exposed limits, and modeled loss estimates that are consistent with an industry loss event ranging between $8 billion and $12 billion. It is expected that it will be several months before relative clarity emerges with respect to its ceding companies’ underlying losses, therefore the Company may adjust these estimates as new information emerges.

As previously announced, the Company also expects gross losses of $45 million in the first quarter due to storms and flooding across Australia, which on a net after-tax basis would amount to approximately $37 million. Losses arising from Cyclone Yasi are expected to be relatively immaterial.

Commenting on the devastating earthquake in Japan last week, Joseph V. Taranto, the Company’s Chairman and Chief Executive Officer, said, “Our thoughts and sympathies are with the people of Japan as they deal with these tragic events. We have long relationships in the Japanese market and remain committed to providing our support during this most difficult time.”

Mr. Taranto further commented, “While we expect this loss to be significant, it is still too early to provide a reasonable or reliable estimate considering the fluidity of the situation. Nonetheless, given the strength of our balance sheet and our core earnings, we have ample capacity to withstand the events that occurred during the first quarter and to continue to support our clients.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company.  These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), Limited provides reinsurance to non-life insurers in Europe. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.